Exhibit 10.72

DEFERRED STOCK AGREEMENT

        AGREEMENT, dated as of March 4, 2002, by and between Vornado Realty Trust, a Maryland real estate investment trust ("the Company") and Sandeep Mathrani (the "Employee").

        WHEREAS, the Company has entered into an Employment Agreement with the Employee dated February 4, 2002 (the "Employment Agreement");

        WHEREAS, the Employee and the Company desire to enter into an agreement as required pursuant to the Employment Agreement setting forth the terms under which the Company will pay to him in the future common shares of beneficial interest of the Company (the "Stock");

        NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the Employee and the Company agree as follows:

        1.    Payment of Stock.    The Company agrees to pay the Employee 23,798 shares of Stock, together with such additional amounts as promised herein, at such time or times and subject to the terms and conditions of this Agreement.

        2.    The Stock Unit Account.    The Company shall credit to a bookkeeping account (the "Account") maintained by the Company for the Employee's benefit 23,798 stock units, each of which shall be deemed to be the equivalent of one share of Stock (the "Stock Units"). One-third of the Stock Units will vest on the first anniversary of the Commencement Date (as such term is defined in the Employment Agreement) and an additional one-third of the Stock Units shall vest on each of the next two anniversaries of such date, provided that Employee is still employed by the Company on each such date. The Employee shall be fully vested in all of the Stock Units in the event of the termination of his employment pursuant to Sections 6 (b), (c), (e) or (f) of the Employment Agreement. The Employee shall also be fully vested in all of the Stock Units in the event of a Sale (as such term is defined in the Employment Agreement).

        The Company agrees that whenever any dividend is declared on the Stock, it will pay to the Employee in cash, on the date such dividend is paid, dividend equivalents in an amount per vested Stock Unit held in the Account as of the record date for such dividend equal to the amount per share of Stock paid by the Company to the Holders of record of the Stock; provided that Employee will be paid no less than $22,500 per calendar year of employment with respect to such dividend equivalents.

        3.    Payment of the Account.    Except as otherwise provided in this Agreement the Company shall pay to the Employee on March 4, 2005 (the "Payment Date") that number of shares of Stock which is equal to the number of vested Stock Units then credited to his Account. Notwithstanding the foregoing, in the event of a Sale, or upon the Employee's termination of employment pursuant to Sections 6(b), (c), (e) of (f) of the Employment Agreement prior to the third anniversary of the Commencement Date, the Company shall pay to the Employee that number of shares of Stock which is equal to all of the Stock Units credited to his Account, in a lump sum with 10 business days following such Sale or termination.

        4.    Form of Payment.    Payments pursuant to the first sentence of Section 3 shall be made by the Company in a lump sum to the Employee as soon as practicable after the Payment Date, but in no case more than 10 business days after the Payment Date. The Employee may elect to change (i) the form of payment (to a lump sum or up to 10 equal annual installments) or (ii) the Payment Date to a later (but not an earlier) Payment Date, provided that any such election is made prior to January 1 of the year prior to the year in which the Payment Date then in effect would occur.

        5.    Beneficiary.    In the event of the Employee's death prior to the payment with respect to all of the vested Stock Units credited to his Account, the remaining payments shall be made to Ayesha Bulchandani Mathrani or the last beneficiary designated in writing which is received by the Company prior to the Employee's death or, if no designated beneficiary survives the Employee, such payments shall be made in a lump sum to the Employee's estate.

        6.    Source of Payments.    The Employee's right to receive payment under this Agreement shall be an unfunded entitlement and shall be an unsecured claim against the general assets of the Company. The Employee has only the status of a general unsecured creditor hereunder, and this Agreement constitutes only a promise by the Company to pay the value of the Account on any required payment due. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

        7.    Nontransferability.    This Agreement shall not be assignable or transferable by the Employee (otherwise than by will or the laws of descent and distribution) or by the Company (other than to successors of the Company) and no amounts deferred under this Agreement, or any rights therein, shall be subject in any manner to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, levy, lien, attachment, garnishment, debt or other charge or disposition of any kind.

        8.    No Right to Employment.    Nothing in this Agreement shall confer upon Employee the right to remain in employment with the Company.

        9.    Entire Agreement.    This Agreement and the Employment Agreement contain all the understandings between the parties hereto pertaining to the matters referred to herein, and supersede all undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto.

        10.    Amendment or Modification; Waiver.    No provision of this Agreement may be amended, modified or waived unless such amendment or modification is agreed to in writing, signed by the Employee and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same tune, any prior time or any subsequent time.

        11.    Notices.    Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

  If to the Employee:

  Sandeep Mathrani
  35 E. 75th St.
  New York, NY 10021

  If to the Company:

  Vornado Realty Trust
  888 Seventh Avenue
  New York, New York 10019
  Attention: Chief Operating Officer; and

  Vornado Realty Trust
  210 Route 4 East
  Paramus, New Jersey 07652
  Attention: Chief Financial Officer

        Any notice delivered personally or by courier under this Section 11 shall be deemed given on the date delivered and any notice sent by telecopy or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date telecopied or mailed.

        12.    Severability.    If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

        13.    Successors.    This Agreement shall inure to the benefit of and be binding upon each successor of the Company, and upon the Employee's beneficiaries, legal representatives or estate, as the case may be.

        14.    Survivorship.    The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

        15.    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law principles.

        16.    Headings.    All descriptive headings of sections and paragraphs in this Agreement are intended for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

        17.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VORNADO REALTY TRUST
By:	/s/ MICHAEL FASCITELLI
/s/ SANDEEP MATHRANI
Sandeep Mathrani